Professional Services Agreement

This Professional Services Agreement is dated February 13, 2023 and is between Ministry Partners Investment Company, LLC, a California limited liability company (the “Client”) and AmeriNational Community Services, LLC d/b/a AmeriNat, a Minnesota limited liability company (the “Servicer”).

Recitals

The Client desires to engage the Servicer to render certain services in connection with loans owned by the Client (the “Loans”) and the Servicer is willing to deliver such services pursuant to the terms of this Agreement. The Client and Servicer therefore agree as follows:

Agreement

Section 1. DEFINITIONS

1.1	Client: Ministry Partners Investment Company, LLC, a California limited liability company whose principal business address is 915 West Imperial Highway, Suite 120, Brea, CA 92821.

1.2	Client Data Security Administrator: The point person who is responsible for administering and troubleshooting the Client’s security solutions.

1.3	Client Indemnitees: The Client and its respective employees, representatives, agents, successors and assigns.

1.4	Confidential Information: Information which is proprietary to the Servicer and which relates to its existing or reasonably foreseeable business (see section 10.1).

1.5	Data Security Administrator: The point person who is responsible for administering and troubleshooting the Servicer’s security solutions.

1.6	FCRA: Fair Credit Reporting Act.

1.7	FDCPA: Fair Debt Collection Practices Act.

1.8	Fee Schedule: Servicer’s list fees.

1.9	FHA: Federal Housing Administration

1.10	FHLMC: Federal Home Loan Mortgage Corporation

1.11	FNMA: Fannie Mae

1.12	Gramm-Leach-Bliley Act: The Gramm-Leach-Bliley Act requires financial institutions or companies that offer consumers financial products or services like loans, financial or investment advice, or insurance to explain their information-sharing practices to their customers and to safeguard sensitive data.

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1.13	LoanLink: Servicer’s proprietary loan accounting database.

1.14	Loans: Client’s forms of agreement of lending money with a plan to repay, transferred to servicer for action under the terms of this Contract.

1.15	Mortgage Banker’s Blanket Bond: A fidelity bond protecting against errors and omissions, mortgage impairment and losses arising from the dishonest, fraudulent and criminal acts of its management and employees.

1.16	OFAC Screening: Screening of borrowers prior to loan origination to ensure they do not appear on the U.S. Department of Treasury’s “Specially Designated Nationals List (SDN)(http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx),

1.17	Scope of Services: Services the Servicer will be performing as detailed in the Contract.

1.18	Servicer: AmeriNational Community Services, LLC d/b/a AmeriNat

1.19	Servicer Indemnitees: Servicer and its respective employees, representatives, agents, successors and assigns

1.20	Specially Designated Nationals List: As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries.

SECTION 2. SCOPE OF SERVICES

The Servicer shall provide the Client with the services set forth on Exhibit A hereto.

SECTION 3. PAYMENT FOR SERVICES

The Client will pay the Servicer the fees and expenses set forth on Exhibit B hereto on the terms and conditions set forth therein.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer makes the following representations and warranties to the Client:

4.1Organization and Standing.  The Servicer is, and will continue to be, a duly organized and validly existing cooperation in good standing under the laws of the State of Minnesota with the requisite power and authority to conduct the business in which it is engaged.

4.2Power and Authority.  The Servicer has requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and the Servicer has duly and properly taken necessary action to permit and authorize the execution, delivery, and performance of this Agreement.  This Agreement has been duly authorized, executed and delivered by the Servicer and constitutes a legal, valid, and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to the effect, if any, of general principles of equity.

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4.3Compliance with Laws and Other Instruments.The Servicer is not in violation of, or in default under, terms of its articles of incorporation, bylaws, or agreements or instruments to which it is a party or by which it is bound, or judgments, decrees, orders, statutes, rules or governmental regulations applicable to it, which volition or default would have a material adverse effect on the Servicer or its ability to perform its duties under this Agreement. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein and the compliance with the terms and provisions hereof, will not contravene material provisions of law, statute, rule or regulation to which the Servicer is subject.

4.4Litigation.  There are no actions, suits, proceedings or investigations pending, or to the knowledge of the Servicer, threatened against or affecting the Servicer, nor is there an outstanding judgment, order, writ, injunction, decree or award affecting the Servicer before a court or before a federal, state, municipal or other governmental department, commission, board, bureau or agency, which, either separately or in the aggregate, could have a material adverse effect on the Servicer or its ability to perform its duties under this Agreement.

4.5Consents.  The Servicer has, and is in good standing with respect to, necessary governmental licenses, consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to conduct its business.

4.6Insurance.  The Servicer shall have and maintain in full force and effect for the duration of this Agreement insurance insuring against claims for injuries to persons or damages to property which may arise from or in connection with the performance of work by the Servicer, its agents, representatives, employees and subcontractors, including an adequate errors and omissions policy satisfying applicable servicing requirements and a standard Mortgage Banker’s Blanket Bond.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE CLIENT

Client makes the following representations and warranties to the Servicer:

5.1Organization and Standing.  The Client is, and will continue to be, a duly organized and validly existing limited liability company in good standing under the laws of the State of California with the requisite power and authority to conduct the business in which it is engaged.

5.2Power and Authority.  The Client has requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and the Client has duly and properly taken necessary action to permit and authorize the execution, delivery, and performance of this Agreement.  This agreement has been duly authorized, executed and delivered by the Client and constitutes a legal, valid, and binding obligation of the Client, enforceable against it in accordance with its terms, subject to the effect, if any, of general principles of equity.

5.3Compliance with Laws and Other Instruments.The Client is not in violation of, or in default under, terms of its articles of incorporation, bylaws, or agreements or instruments to which it is a party or by which it is bound, or judgments, decrees, orders, statutes, rules or governmental regulations applicable to it, which volition or default would have a material adverse effect on the Client or its ability to perform its duties under this Agreement. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein and the compliance with the terms and provisions hereof, will not contravene material provisions of law, statute, rule or regulation to which the Client is subject.

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5.4Litigation.  There are no actions, suits, proceedings or investigations pending, or to the knowledge of the Client, threatened against or affecting the Client, nor is there an outstanding judgment, order, writ, injunction, decree or award affecting the Client before a court or before a federal, state, municipal or other governmental department, commission, board, bureau or agency, which, either separately or in the aggregate, could have a material adverse effect on the Client or its ability to perform its duties under this Agreement.

5.5 Cooperation.The Client shall cooperate with the Servicer in the execution of the Servicer’s responsibilities under this Agreement.  Such cooperation shall include, but not be limited to, the provision of data and information regarding the Loans that is accurate and not in conflict with other information contained in the Loan documents and the timely provision of Loan and collateral documentation necessary for the Servicer to adequately complete its servicing obligations.  The Client shall update the Servicer with new and relevant information it obtains regarding the Loans being serviced and shall promptly provide updated Loan documentation that is discovered or generated by the Client.

5.6Anti-Money Laundering.  The Client is responsible for OFAC Screening of borrowers prior to loan origination and for compliance with Anti-Money Laundering program requirements of 31 U.S.C. § 5318(h), or other directives that may relate to the appropriate verification of borrower identity to ensure the prohibition of transactions with certain foreign countries and/or their nationals. The Client agrees to promptly notify Servicer if it becomes aware of its borrowers being added to the Specially Designated Nationals List during the term of this agreement.

5.7Privacy.   The Client acknowledges its obligation under the Gramm-Leach-Bliley Act 15 USC 6801 and confirms that it adheres to the provisions of this regulation and related guidance, including issuance of the proper privacy notices to its customers if required, as with the FCRA and FDCPA.

SECTION 6. OWNERSHIP OF WORK

6.1 Ownership of Reports and Systems.  Reports, designs, drawings, plans, specifications, schedules, and other deliverables provided to the Client in accordance with the terms of this Agreement are the property of the Client.  Business methods, processes, programs and systems and procedural documentation and operating instructions of such, shall be and are the property of the Servicer.  The Client rights with respect to use of systems, including LoanLink, are provided in a limited fashion as expressly granted pursuant to this Agreement.

6.2LoanLink access.  The Client agrees to access and use LoanLink solely for its own internal use, in compliance with operating instructions provided by the Servicer and the terms of this Agreement, and to designate an authorized individual to serve as the Client Data Security Administrator.  The Client further agrees to treat LoanLink and all associated documentation and processes as Confidential Information.

SECTION 7.INDEMNIFICATION

7.1Servicer indemnification.  The Servicer agrees to indemnify, defend and hold harmless the Client and its  respective employees, representatives, agents, successors and assigns (the "Client Indemnitees") from and against losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the Client Indemnitees in connection with a breach

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by the Servicer of the covenants, agreements, representations or warranties contained herein, or the gross negligence or willful misconduct of the Servicer, or its employees or agents.

7.2 Client indemnification.  The Client agrees to indemnify, defend and hold harmless the Servicer and its respective employees, representatives, agents, successors and assigns (the "Servicer Indemnitees") from and against losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the Servicer in connection with a breach by the Client of the covenants, agreements, representations or warranties contained herein, or the gross negligence or willful misconduct of the Client, or its employees or agents.

7.3Limitation on Liability.  Liability under this Section 7 is shall not exceed the actual damages for the indemnified claim or loss and neither party will be liable for indirect, incidental, nominal, exemplary, special, punitive, or consequential damages.

SECTION 8.INDEPENDENCE

8.1Independent Parties.  Nothing contained in this Agreement shall be deemed or construed to create a co-partnership or joint venture relationship between the Servicer and the Client. The duties and responsibilities of the Servicer shall be rendered as an independent party and not as an agent, representative, or employee of the Client, and the Servicer shall have full control of its acts, doings, and proceedings relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.  This Agreement is between the Client and the Servicer and is not intended, and shall not be construed, to create the relationship of agent, servant, employee, partnership, joint venture, or association, as between the Client and the Servicer.  The employees and agents of one party are not the employees or agents of the other party.  The Servicer and its employees are independent parties and are not employees of the Client.

8.2Compensation and Benefits.  The Servicer shall be solely liable and responsible for providing compensation and benefits to, or on behalf of, persons performing work pursuant to this Agreement.  The Client shall have no liability or responsibility for the payment of salaries, wages, unemployment benefits, Federal, State, or local taxes, or other compensation, benefits, or taxes for personnel provided by or on behalf of the Servicer.  The Servicer understands and agrees that persons performing work pursuant to this Agreement are, for purposes of worker’s compensation liability, solely employees of the Servicer and not employees of the Client.  The Servicer shall be solely liable and responsible for furnishing worker’s compensation benefits to persons as a result of injuries arising from or connected with work performed by or on behalf of the Servicer hereunder.

SECTION 9.ASSIGNMENT

Neither party shall assign its rights or obligations under this Agreement without the prior express written consent of the other party, which such consent shall not be unreasonably withheld.

SECTION 10.CONFIDENTIALITY

10.1Confidential Information.  "Confidential Information" means information which is proprietary to the Servicer and which relates to its existing or reasonably foreseeable business, including, but not limited to, information contained in: products and product design; business methods and techniques; trade secrets, data, specifications, developments and research activity; marketing and sales strategies, information and techniques; long and short-term plans; business policies; current and prospective

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customer lists, contacts and information; financial, personnel and information system information; and other information concerning the Servicer’s business, its manner of operation, its plans or other information that is not disclosed to the general public or known in the industry and acquired or learned by the Client or the Client Indemnitees.  Confidential Information also includes information about AmeriNat customer or borrowers, including information of the type identified above and including non-public personal identifying information on the same, including but not limited to personal tax identification numbers.  Such information shall be treated as Confidential Information irrespective of its source and whether such information is expressly identified as being "confidential" or "trade secret."

10.2Nondisclosure.  The Client agrees, during the duration of this Agreement and at all times thereafter, to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to persons or use for the Client’s or another's benefit, Confidential Information.  The Client also agrees not to permit Confidential Information to be used in competition with the Servicer.  The Client acknowledges that Confidential Information constitutes a unique and valuable asset of the Servicer, and that disclosure of such Confidential Information would cause irreparable harm to the Servicer for which money damages would not be an inadequate remedy and that, in addition to remedies at law, the Servicer is entitled to equitable relief as a remedy for any such breach.  The Client agrees to refrain from acts and omissions that would reduce the value of Confidential Information to the Servicer.

10.3Required disclosures.The Client agrees to provide to Servicer notice of disclosures required by a governmental agency, judicial body or law prior to such disclosure being made, or in the event that prior notice cannot practicably be given, simultaneously with the disclosure.  The Client will cooperate in a reasonable effort to obtain a protective order (at the requesting party’s sole cost and expense) relating to the disclosure of such information.  In addition, upon request for the Client to mark such information as privileged or confidential when disclosed, the Client will cooperate with such request to the extent permitted by law.

SECTION 11.TERM AND TERMINATION

11.1Term.  The term of this Agreement shall commence upon execution of this Agreement by both parties and shall continue for three years thereafter. This Agreement shall automatically renew for successive one-year terms under the same terms and conditions unless either party gives thirty (30) days written notice of its intention to not renew the contract under the same terms and conditions.  Revisions to the contract must be mutually agreed upon in writing and signed by both parties.

11.2Termination.  Irrespective of a default hereunder, either party may also, at their discretion, terminate this Agreement, in whole or in part, by giving the other party one hundred twenty (120) days written notice thereof and in such event, the Servicer shall be entitled to receive compensation specified herein for work completed prior to such one hundred twenty (120) days’ notice of termination or cancellation, delivered or not yet delivered to the Client. The Servicer shall also be entitled to compensation for subsequent work requested by the Client and delivered by the Servicer, after notice of termination.  For work partially completed at the date of termination, such work will be compensated on a prorated basis, as mutually agreed upon. The parties agree that a controversy or claim arising out of or relating to this Agreement shall be settled by arbitration pursuant to the Federal Arbitration Act.

Servicer agrees to provide reasonable access to its records and exercise good faith efforts to assist Client or any successor servicer assuming responsibility for servicing Client’s Loans in the event that the Agreement is terminated pursuant to the provisions of Section 11.2; provided, however, that such efforts do not unreasonably interfere with Servicer’s day to day operations. Servicer further agrees to

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cooperate with Client or any successor servicer in providing access to such information, records, reports, summaries, UCC filings, payment records, collection efforts and communications with borrowers, tickler system summaries of loan documents and post-closing requirements and borrower financial statements relating to the collateral for Client’s Loans in the event the Agreement is subject to early termination.

11.3Licensing.  The Servicer operates under the regulation and jurisdiction of various licensing authorities including the State of California authorities, the requirements of which may vary from time to time.   If the Servicer’s authority to service loans in the continental United States were revoked or otherwise made unreasonable to continue in the then-current processes and in accordance with the terms of this Agreement due to changes in circumstances or regulation, the Servicer will provide prompt notice of its requirement to modify or terminate services and will modify or terminate services before the latest available date as allowed by regulatory authority.  Termination under this provision will not be deemed to be a default by the Servicer, and no liability will exist to reimburse the Client for losses incurred as a result of the termination.  If services are terminated under this provision the Client will not be liable to the Servicer for transfer fees specified in the fee section of this Agreement.

SECTION 12MISCELLANEOUS

12.1Additional Services.  In the event the Client requests additional services to be performed by the Servicer not specifically set forth in the Scope of Services and the Servicer agrees to perform the requested additional service(s), the Servicer shall undertake such services(s) after receiving written authorization from the Client.  Additional compensation for such service(s) shall be allowed as agreed upon in writing by both the Client and the Servicer.

12.2Choice of Law and Venue.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any other jurisdiction other than those of the State of Minnesota.  Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in United States District Court for the District of Minnesota or the court of the State of Minnesota located in Hennepin County, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.  Service of process, summons, notice, or other documents by mail to such party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

12.3Modifications. No waiver or modification of language contained in this Agreement shall be valid unless in writing and duly executed by both parties.

12.4Severability.  Should a part of this Agreement be declared by a final decision by a court or tribunal of competent jurisdiction to be unconstitutional, invalid or beyond the authority of either party to enter into or carry out, such decision shall not affect the validity of the remainder of this Agreement, which shall continue in full force and effect, provided that the remainder of this Agreement, absent the un-exercised portion, can be reasonably interpreted to give effect to the intentions of the parties.

12.5Notices.  Notices or communications under this Agreement shall be in writing and shall be deemed delivered as follows: on the date of delivery if delivered in person or via facsimile (if sent prior to 5:00 p.m., Central time; or if delivered after 5:00 p.m., it shall be deemed delivered on the following business

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day); on the next day, if delivered by a nationally recognized overnight courier (such as UPS or FedEx);  five (5) days after the date of mailing, if sent by certified first class U.S. mail, return receipt requested and postage prepaid, at the address of the respective parties below, or such other address as may be given to the other party in writing:

If to Servicer:

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217 South Newton Ave

Albert Lea, MN 56007

Attn: Amber Loverink, Marketing & Contracts Manager

Email: aloverink@amerinatls.com

Telephone: (866) 779-5546

If to the Client:

Ministry Partners Investment Company, LLC

915 West Imperial Highway, Suite 120

Brea, CA 92821

Attn: Darren Thompson, EVP, Chief Operating Officer

Telephone: (714) 459-5398

Email: darren.thompson@ministrypartners.org

FEID #: 26-3959348

12.6Waiver.  No waiver by either party of a covenant or condition of this Agreement shall be valid unless in writing and signed by the party so waiving. Neither the failure by either party in one or more instances to insist upon the complete and total observance or performance of a term or provision herein, nor the failure by either party to exercise a right, privilege, or remedy conferred herein or afforded by law, shall be construed as waiving a breach of such term, provision or a right to exercise such right, privilege or remedy thereafter. In addition, no delay on the part of either party in exercising a right or remedy herein shall operate as a waiver thereof, nor shall a single or partial exercise of a right or remedy preclude other or further exercise thereof, or the exercise of another right or remedy.

12.7Force Majeure.   Delays in or failure of performance by either party, except in respect of the obligation of payments under this Agreement, shall not constitute default of this Agreement, if and to the extent such delays or failures are caused by occurrence(s) beyond the reasonable control of the party affected, and which by the exercise of due diligence such party is unable to prevent, such occurrence(s) including but not limited to: acts of God, sabotage, war, acts of terrorism, riots, insurrections, civil unrest, riots, embargoes, pandemics, strikes, lockouts, fires, floods, tornados, hurricanes or other natural disaster or governmental actions. In such an event, the party claiming Force Majeure shall promptly notify the other party of the nature of the event in writing, and, if reasonably possible, such notice shall set forth the extent and duration thereof, and shall resume performance at the earliest possible date.

12.8Compliance With Late Fees.  In order to ensure compliance with respective state statute, the Client’s Loans will be boarded and serviced in accordance with the late fee provision in the Loan documents, and where appropriate, said late fee will be reduced to not exceed the maximum amount allowed by law.  Loans boarded for servicing that do not contain a late fee provision are subject to an additional monthly servicing fee surcharge.

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12.9IRS reporting.If the services to be provided under this agreement include the acceptance of loan payments and/or 1099 reporting (1099-Int, 1099-C, etc.), the Servicer shall submit the required 1098 and/or 1099 forms to the Internal Revenue Service as required. If the Loan data provided by the Client does not include a valid social security number for a borrower(s), the Servicer shall exercise reasonable means to obtain such valid social security number(s).  If the lack of an available and/or valid social security number(s) results in a penalty or fine assessed by the Internal Revenue Service, the Client will be notified of the amount of the penalty or fine and will promptly reimburse The Servicer for such penalty or fine paid or to be paid.

12.10Survival.  Terms and conditions of this Agreement, which by their sense and context survive the expiration or termination of this Agreement, shall so survive.

12.11Entirety.  The parties acknowledge and agree that they are entering into this Agreement freely and voluntarily, and that each has had the opportunity to consult with legal counsel prior to executing this Agreement. The parties also acknowledge and agree that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by that party or anyone acting on that party’s behalf, which are not embodied in this Agreement, and that that party has not executed this Agreement in reliance on representation, inducement, promise, agreement, warranty, fact or circumstance not expressly set forth in this Agreement. This Agreement, and the attached exhibits, contain the entire agreement between the parties respecting the subject matter of this Agreement, and supersedes prior understandings and agreements whether oral or in writing between the parties respecting the subject matter hereof.

The parties are signing this agreement on the date stated in the introductory clause.

Ministry Partners Investment Company, LLC (“Client”)

By:  /S/ Darren Thompson     Date: February 13, 2023

Darren Thompson, EVP/Chief Operating Officer

AmeriNational Community Services, LLC d/b/a AmeriNat (“Servicer”)

By: ___/s/ Adrienne Thorson _____________________________Date: February 14, 2023

Adrienne Thorson, Chairwoman and CEO

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